Xerox Corporation Savings Plan

Financial Statements and Supplemental Schedule

To Accompany 2011 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2011 and 2010

Xerox Corporation Savings Plan

Index

December 31, 2011 and 2010

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

Xerox Corporation Savings Plan

In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of Xerox Corporation Savings Plan (the “Plan”) at December 31, 2011 and 2010, and the changes in assets available for benefits for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

June 21, 2012

Xerox Corporation Savings Plan

Statements of Assets Available for Benefits

December 31, 2011 and 2010

(in thousands)	2011	2010

ASSETS

Investment interest in Master Trust at fair value (Note 4)	$4,180,385	$4,380,112
Participant loans receivable	69,936	75,306
Employer contributions receivable	5,391	5,735

Total assets	4,255,712	4,461,153

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts (Note 2 and 6)	(24,222)	(13,263)

Assets available for benefits	$4,231,490	$4,447,890

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan

Statement of Changes in Assets Available for Benefits

Year Ended December 31, 2011

(in thousands)

Additions to assets attributed to
Contributions
Participant	$137,422
Employer	22,825
Rollovers (from RIGP and ESOP) (Note 9)	75,699
Rollovers	1,861

Total contributions	237,807

Interest income on participant loans	3,290
Transfers in from affiliated plan (Note 9)	289

Total additions	241,386

Deductions from assets attributed to
Benefits paid to participants	426,350
Administrative expenses	673
Net depreciation from plan interest in Master Trust, net of administrative expenses	30,763

Total deductions	457,786

Net decrease	(216,400)
Assets available for benefits
Beginning of year	4,447,890

End of year	$4,231,490

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

1.	Description of the Plan

The following description of the Xerox Corporation Savings Plan (the “Plan”) provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the “Company”) and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the Plan upon date of hire.

Contributions

Subject to limits imposed by the Internal Revenue Code (the “Code”), eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the Plan year may make an additional catch-up contribution up to $5,500. Participants direct the investment of their contributions into various investment options offered by the Plan.

For participants whose employment commencement date was prior to January 1, 2005, the Company will match 25% of employee before tax savings contributions (up to 6%). For participants whose employment commencement date was on or after January 1, 2005, the Company will match 50% of employee before tax savings contributions (up to 6%).

To be eligible to receive the matching Company contribution, the participant must be actively employed on the last business day of the quarter (except by reason of death, retirement, approved leave of absence, disability or layoff) in which the contribution is made by the Company.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account. Participants who are retiree eligible (at least 55 years of age with at least 10 years of service) when service is terminated can receive installments.

Investment Options

Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of 10 Lifecycle Funds, 13 Focused Strategy Funds that include passively and actively managed options and a stable value option, and the Company stock fund. Changes in Investment Options effective May 30, 2012 are described in Note 12, Subsequent Events.

Participant Loans Receivable

Participants are permitted to borrow from their accounts subject to limitations set forth in the Plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

the month prior to the first day of the quarter to which it is to apply, plus 1% as set forth on January 1, April 1, July 1, and October 1 by the Plan administrator. Principal and interest payments on the loans are re-deposited into the participants’ accounts, primarily made through payroll deductions, based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 9.25% at December 31, 2011 and 4.25% to 10.50% at December 31, 2010, with loans maturing at various dates through 2025.

Participant Accounts

Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Administration

The Plan Administrator is appointed by the Vice President of Human Resources and is responsible for the general administration of the Plan and for carrying out the Plan provisions. Effective January 1, 2010, the Plan Administrator became a committee (instead of a named individual) whose members were appointed by the Vice President of Human Resources. The trustee of the Plan is State Street Bank and Trust Company (the “Trustee”). Aon Hewitt Associates is the record keeper of the Plan.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely, however, the Company reserves the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Participant Loans Receivable

Loans receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

Contributions

Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the “Master Trust”). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on Plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

Valuation of Investments and Income Recognition

The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund managers at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Fixed income investments are valued on the basis of valuations furnished by Company-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using valuation models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from security dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Company. The fair value of the common collective trusts are valued at the closing net asset value on the last business day of the year. Limited partnerships including real estate trusts, are valued at estimated fair value based on fair value as reported in their audited financial statements, as well as information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

As described by Accounting Standards Codification (“ASC”) 946-210-45 through 946-210-55 Reporting of Fully Benefit-Responsive Investment Contacts, investments relating to fully benefit responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement criteria for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the ASC, the statements of assets available for benefits present the fair value of the Master Trust’s investment in the Stable Value Option (Note 6) and the adjustment from fair value to contract value. The statement of changes in assets available for benefits is prepared on a contract value basis.

Administrative Expenses

Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Expenses paid by the Plan include legal and audit fees. Certain other administrative expenses are paid by the Company.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market risk. Due to the risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.

The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults and may be adversely affected by shifts in the market’s perception of the issuers, including the issuers’ creditworthiness. Early repayment of principal on some mortgage – related securities may expose the plan to a lower rate of return upon reinvestment of the principal.

The Plan also invests in foreign securities. Investing in foreign securities may include certain risks and considerations not typically associated with investing in U.S. securities, such as fluctuating currency values and changing local and regional economic, political and social conditions, which may result in greater market volatility. In addition, certain foreign securities may not be as liquid as U.S. securities.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06 aimed at improving disclosures about fair value measurements. The standard requires entities to disclose additional information regarding assets and liabilities that are transferred between levels of the fair value hierarchy and to present information about purchases, sales, issuances and settlements on a gross basis in the reconciliation of fair value measurements using significant unobservable inputs (“Level 3 reconciliation”). Additionally, the standard clarified existing guidance regarding the level of disaggregation of fair value measurements and disclosures regarding the valuation techniques and inputs utilized in estimating Level 2 and Level 3 fair value measurements. The Plan’s financial statements reflect the adoption of the accounting standard on January 1, 2011, including the disclosures regarding purchases, sales, issuances and settlements in the Level 3 reconciliation. The principal impact from this update was expanded disclosures regarding our fair value measurements.

In May 2011, the FASB issued ASU 2011-04 Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 is intended to improve comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments are of two types: (i) those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. Plan management does not believe the adoption of this update will have a material impact on the Plan’s financial statements.

In December 2011, the FASB issued ASU 2011-11 Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities that requires additional information regarding financial instruments and derivatives instruments that are offset or subject to an enforceable master netting arrangement or similar agreement. The amendment is effective for the Plan on January 1, 2013. Plan management does not anticipate that the adoption of the amendment will have a material effect on the Plan’s financial statements.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

3.	Federal Income Taxes

The Internal Revenue Service has determined and informed the Company by a letter dated November 12, 2009, covering Plan amendments through March 26, 2009, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

4.	Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

	2011	2010

Xerox Corporation Savings Plan	53.7%	55.8%

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.1%	3.3%

Xerox Corporation Retirement Income Guarantee Plan	40.2%	37.7%

Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.0%	3.2%

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

The following financial information is presented for the Master Trust.

Statements of Net Assets of the Master Trust are as follows:

(in thousands)	2011	2010

Assets
Investments at fair value
Short term investments	$289,721	$446,341
Fixed income investments	2,517,317	2,372,568
Xerox common stock	171,689	176,339
Registered investment companies	219,573	203,735
Common and preferred stock	1,321,217	1,361,457
Common collective trusts	2,765,321	2,657,306
Interest in real estate trusts	79,131	72,548
Interest in partnerships/joint ventures	439,051	471,108
Interest in restricted stock	1,508	—
Unrealized gain on foreign exchange contracts	8,461	3,776
Purchased options	29,300	7,883
Variation margin on futures	173	15,872
Premiums paid for open swap contracts	1,987	—
Unrealized gain on open swap contracts	11,833	1,165

	7,856,282	7,790,098

Cash	1,980	2,089
Cash, segregated	59	45,229
Receivables
Accrued dividends and interest	27,651	28,865
Receivable for securities sold	14,218	25,220

Total assets	7,900,190	7,891,501

Liabilities
Payable for securities purchased	85,730	14,173
Accrued expenses	11,784	11,251
Options written at value (premium received $17,489 and $13,394)	6,304	24,370
Variation margin on futures	165	—
Unrealized loss on foreign exchange contracts	652	—
Unrealized loss on open swap contracts	422	1,163
Other	2,093	1,693

Total liabilities	107,150	52,650

Net assets of the Master Trust	$7,793,040	$7,838,851

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Statement of changes in net assets of the Master Trust is as follows for the year ended December 31, 2011:

(in thousands)

Additions to net assets attributable to
Investments
Interest and dividends (net of withholding taxes of $548)	$133,383
Net appreciation of investments	259,635
Other	5,153

Total additions from investments	398,171

Deductions from net assets attributable to
Net transfers out of Master Trust *	410,735
Administrative expenses	31,154
Other	2,093

Total deductions	443,982

Net decrease in net assets available for benefits	(45,811)

Net assets available for benefits
Beginning of year	7,838,851

End of year	$7,793,040

*	Net transfers include employer contributions, employee contributions, rollovers, benefit payments and other transfers.

Investment Strategy Fiduciary

The named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (“XRIC”). The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

During 2011, the Master Trust’s investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value as follows for the year ended December 31, 2011:

(in thousands)
Fixed income investments	222,497
Registered investment companies	(14,026)
Common and preferred stock	(37,997)
Common collective trusts	(8,940)
Xerox common stock	(46,609)
Futures contracts	14,326
Foreign currency transactions	2,388
Options contracts	(26,834)
Interest in real estate trusts	12,172
Interest in partnerships/joint ventures	14,554
Swap contracts	128,104

Net appreciation	$259,635

5.	Fair Value Measurement

ASC 820 defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the footnotes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.

ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:

Level 1:	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2:	Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in valuing a portfolio instrument. These may include quoted prices for similar securities, interest rates, foreign exchange rates, prepayment speeds, credit risk and others.

Level 3:	Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Plan administrator’s own assumptions about the factors market participants would use in valuing a portfolio instrument, and would be based on the best information available.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

According to the hierarchy each fund was assigned level 1, 2 or 3 based on where each fund’s assets were invested in.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

(in thousands)	Investment Assets at Fair Value as of December 31, 2011
Assets:	Level 1	Level 2	Level 3	Total
Short term investments	$—	$289,721	$—	$289,721
Xerox common stock	171,689	—	—	171,689
Common and preferred stock
U.S. large cap	639,493	—	—	639,493
U.S. mid cap	219,013	—	—	219,013
U.S. small cap	226,469	—	—	226,469
Internationally developed	172,824	—	—	172,824
Emerging markets	63,418	—	—	63,418
Common collective trusts
Domestic equity	—	416,707	—	416,707
Fixed income	—	391,402	—	391,402
International equity	—	528,865	—	528,865
Domestic/International equity/Fixed Income	—	1,428,347	—	1,428,347
Registered investment companies
Domestic equity	166,943	—	—	166,943
International equity	52,630	—	—	52,630
Fixed income investments
Debt securities issued by government	—	1,163,420	—	1,163,420
Corporate bonds	—	1,092,888	—	1,092,888
Municipal bonds	—	87,648	—	87,648
Asset backed securities	—	173,361	—	173,361
Interest in partnerships / joint ventures	—	125,457	313,594	439,051
Interest in real estate trusts	—	—	79,131	79,131
Interest in restricted stock	—	—	1,508	1,508
Purchased options	29,300	—	—	29,300
Unrealized gain on foreign exchange contracts	—	8,461	—	8,461
Unrealized gain on futures contracts *	1,829	—	—	1,829
Unrealized gain on swap contracts	—	11,833	—	11,833

Total investment assets at fair value	$1,743,608	$5,718,110	$394,233	$7,855,951

	Investment Liabilities at Fair Value as of December 31, 2011
Liabilities:	Level 1	Level 2	Level 3	Total
Options written at value	$6,304	$—	$—	$6,304
Unrealized loss on futures contracts *	657	—	—	657

Unrealized loss on foreign exchange contracts	—	652	—	652
Unrealized loss on swap contracts	—	422	—	422

Total investment liabilities at fair value	$6,961	$1,074	$—	$8,035

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Table 2. Defined Contribution Plans only

(in thousands)	Investment Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$275,925	$—	$275,925
Xerox common stock	123,761	—	—	123,761
Common and preferred stocks
U.S. large cap	255,431	—	—	255,431
U.S. mid cap	149,264	—	—	149,264
U.S. small cap	163,991	—	—	163,991
International equity	25,357	—	—	25,357
Common collective trusts
Domestic equity	—	322,060	—	322,060
Fixed income	—	234,782	—	234,782
International equity	—	296,216	—	296,216
Domestic/International equity/Fixed Income	—	1,428,347	—	1,428,347
Fixed income
Debt securities issued by government	—	677,992	—	677,992
Corporate bonds	—	213,586	—	213,586
Asset backed securities	—	167,656	—	167,656
Registered investment companies
Domestic equity	94,107	—	—	94,107
Interest in restricted stock	—	—	1,508	1,508
Unrealized gain on futures contracts *	1,249	—	—	1,249

Total investment assets at fair value	$813,160	$3,616,564	$1,508	$4,431,232

	Investment Liabilities at Fair Value as of December 31, 2011
Liabilities:	Level 1	Level 2	Level 3	Total
Unrealized loss on futures contracts *	$390	$—	$—	$390

There were no significant transfers between levels 1, 2 and 3 of the fair value hierarchy during the year.

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Below are the Master Trust and Defined Contributions Plans tables for 2010.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

(in thousands)	Investment Assets at Fair Value as of December 31, 2010
Assets:	Level 1	Level 2	Level 3	Total
Short term investments	$—	$446,341	$—	$446,341
Xerox common stock	176,339	—	—	176,339
Common and preferred stock
U.S. large cap	603,486	—	—	603,486
U.S. mid cap	235,745	—	—	235,745
U.S. small cap	229,670	—	—	229,670
Internationally developed	248,873	—	—	248,873
Emerging markets	43,683	—	—	43,683
Common collective trusts
Domestic equity	—	384,379	—	384,379
Fixed income	—	209,517	—	209,517
International equity	—	608,189	—	608,189
Domestic/International equity	—	1,455,221	—	1,455,221
Registered investment companies	203,735	—	—	203,735
Fixed income investments
Debt securities issued by government	—	1,249,759	—	1,249,759
Corporate bonds	—	1,071,141	—	1,071,141
Asset backed securities	—	51,668	—	51,668
Interest in partnerships / joint ventures	—	145,758	325,350	471,108
Interest in real estate trusts	—	—	72,548	72,548
Purchased options	—	7,883	—	7,883
Unrealized gain on foreign exchange contracts	—	3,776	—	3,776
Unrealized gain on futures contracts *	—	2,889	—	2,889
Unrealized gain on swap contracts	—	1,165	—	1,165

Total investment assets at fair value	$1,741,531	$5,637,686	$397,898	$7,777,115

	Investment Liabilities at Fair Value as of December 31, 2010
Liabilities:	Level 1	Level 2	Level 3	Total
Options written at value	$—	$24,370	$—	$24,370
Unrealized loss on futures contracts *	—	$37,774	—	37,774
Unrealized loss on swap contracts	—	$1,163	—	1,163

Total investment liabilities at fair value	$—	$63,307	$—	$63,307

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statement of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Table 2. Defined Contribution Plans only

(in thousands)	Investment Assets at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$214,256	$—	$214,256
Xerox common stock	176,339	—	—	176,339
Common and preferred stocks
U.S. large cap	273,590	—	—	273,590
U.S. mid cap	165,915	—	—	165,915
U.S. small cap	171,790	—	—	171,790
International equity	42,617	—	—	42,617
Common collective trusts
Domestic equity	—	322,691	—	322,691
Fixed income	—	209,517	—	209,517
International equity	—	363,165	—	363,165
Domestic/International equity	—	1,455,221	—	1,455,221
Fixed income
Debt securities issued by government	—	865,458	—	865,458
Corporate bonds	—	220,616	—	220,616
Asset backed securities	—	51,169	—	51,169
Registered investment companies	98,911	—	—	98,911

Total investment assets at fair value	$929,162	$3,702,093	$—	$4,631,255

Level 3 Investment Assets

The level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the partnerships, real estate funds and investments in restricted stock. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets for the year ended December 31, 2011. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

Table 3. Level 3 Investment Assets

(in thousands)	Investment Assets at Fair Value as of December 31, 2011
	Partnerships	Real estate	Restricted stock	Total
Balance, beginning of year	$325,350	$72,548	$—	$397,898
Additions:
Realized gains	19,051	5,233	—	24,284
Change in unrealized gains *	15,073	10,023	208	25,304
Purchases, issuances	29,968	1,506	1,300	32,774

	$64,092	$16,762	$1,508	$82,362

Deductions:
Realized losses	$(781)	$(1,432)	$—	(2,213)
Change in unrealized losses *	(13,530)	(1,031)	—	(14,561)
Sales, settlements	(61,537)	(7,716)	—	(69,253)

	(75,848)	(10,179)	—	(86,027)

Balance, end of year	$313,594	$79,131	$1,508	$394,233

*	Change in unrealized gains (losses) relating to investments held at December 31, 2011 was $10,743,000, which is comprised of Partnerships of $1,543,000, Real Estate of $8,992,000, and Restricted Stock of $208,000.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Table 3. Level 3 Investment Assets

(in thousands)	Investment Assets at Fair Value as of December 31, 2010
	Partnerships	Real estate	Total
Balance, beginning of year	$298,627	$53,989	$352,616
Realized gains / (losses)	(593)	4,316	3,723
Change in unrealized gains / (losses) *	34,830	18,056	52,886
Purchases, sales, issuances, and settlements (net)	(7,514)	(3,813)	(11,327)

Balance, end of year	$325,350	$72,548	$397,898

*	Change in unrealized gains (losses) relating to investments held at December 31, 2010 was $52,886,000, which is comprised of Partnerships of $34,830,000 and Real Estate of $18,056,000.

Fair Value Measurements of the Investments in Certain Entities that Calculate Net Asset Value per Share at December 31, 2011

	Fair Value (in millions)		Unfunded Commitments (in millions)	Remaining Life	Redemption Frequency (if currently eligible)	Trade to Settlement Terms	Redemption Notice Period

Commingled fund investing in Fixed Income [1]	$391.4		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in Domestic Equity [1]	$416.7		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in International Equity [1]	$528.9		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in mutual funds investing in fixed income and equity securities [1]	$1,428.3		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Partnership Fund investing in International Equity [2]	$125.5		—	N/A	monthly	1 to 3 days	15 days

Private Equity Funds [3]	$313.6		$62.9	1 to 7 years	N/A	N/A	N/A

Private Real Estate Funds [4]	$79.1		$10.9	2 to 8 years	N/A	N/A	N/A

Total	$3,283.5	**	$73.8

**	The amount represents certain investments of the Master Trust that calculate net asset value per share.
[1]

These categories represent investments in Common Collective Trusts investing in domestic equity, international equity and fixed income securities. All the Common Collective Trust funds have daily liquidity and are not subject to any redemption restrictions at the measurement date. The funds have different trading terms varying from one to three days.

[2]

This category includes one partnership fund that invests in international equity. The fund allows for monthly redemptions and contributions on the first of each month. The fund manager must be notified by the 15th of the preceding month for redemptions and contributions.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

[3]

This category includes 14 partnership funds that invest in private equity both domestically and internationally. These investments can never be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next 1 to 7 years. Unfunded commitments of $62.9M remain on seven of the funds.

[4]

This category includes 15 investments in domestic and international real estate funds. The fair value of these investments is estimated using the Net Assets Value (NAV) of the Trust’s ownership interest in partners’ capital. The valuation inputs of these investments are derived from third party appraisals. These investments can never be redeemed during the life of the funds. Distributions from each fund will be received as the underlying investments if the funds are liquidated over the next 2 to 8 years. Unfunded commitments of $10.9M remain in eleven of the funds.

6.	Stable Value Fund (Income Fund) Option

One of the participant directed investment options within the Master Trust is a stable value investment option (Income Fund) in which the Master Trust invests in investment grade fixed-income securities along with a series of investment contracts (“Wrap Contracts”) issued by insurance companies ING Life Insurance and Annuity Company, Pacific Life Insurance Company, Monumental Life Insurance Company and Prudential Insurance Company of America (“Wrap Issuers”). The underlying investments wrapped by the Wrap Contracts are invested in a series of broadly diversified bond portfolios with short- to intermediate-term bonds that include U.S. dollar denominated corporate bonds, U.S. dollar denominated government/agency securities, mortgage-backed and other asset-backed securities, money market instruments and other fixed income securities. Under the Wrap Contracts, the Wrap Issuers allow maintenance of the Income Fund for participant reporting purposes at values reflecting principal plus credited interest. The net crediting rate of the Wrap Contracts cannot be set below zero, so the contract value at least equals the initial investment value of the investments constituting wrapped assets minus any redemptions from the Wrap Contracts. The net crediting rate generally is reset monthly. Assets not covered by the Wrap Contracts are generally invested in money market accounts and cash equivalents to provide necessary liquidity for participant withdrawals and exchanges. The periodical reset of the net crediting rate is affected by many factors, including but not limited to the investment performance of the wrapped assets, purchases and redemptions by participants, and changes in Income Fund investment strategies or procedures. The net crediting rate is influenced by the relationship of the fair value of the wrapped assets to the contract value of those wrapped assets. In calculating the net crediting rate, the ratio between the fair value and the contract value is generally amortized over the effective duration of the underlying investment. If the fair value of the wrapped assets is higher than their contract value, the net crediting rate will ordinarily be higher than the yield of the wrapped assets. Conversely, if the fair value of the wrapped assets is lower than their contract value, the net crediting rate will ordinarily be lower than the yield of the wrapped assets. Generally, the fair values of the wrapped assets move in the opposite direction of interest rates.

Information regarding the Plan’s interest in the Income Fund is as follows:

(in thousands)	December 31, 2011	December 31, 2010	Change

Net assets at fair value	$1,216,563	$1,234,706	$(18,143)
Net assets (at contract value)	1,192,341	1,221,443	(29,102)
Adjustment to contract value	(24,222)	(13,263)	(10,959)

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

The average yields are as follows:

	December 31,
	2011	2010

Based on bond equivalent yield	1.06%	1.54%
Based on interest rate credited to participants	1.58%	2.80%

The Income Fund and the Wrap Contracts are designed to pay participant-initiated transactions allowed by the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing investment options within the Plan) at contract value, which is the participant’s original investment minus redemptions plus accumulated interest based on the above mentioned crediting rates. However, the Wrap Issuers may limit the ability to transact at contract value upon the occurrence of certain events. These events include:

•

Merger, consolidation, sale of assets or other events (e.g., spin-offs or restructurings) within the control of a plan or a plan sponsor which results in redemptions in excess of the threshold established by the Wrap Contracts.

•	A mass layoff or early retirement incentive program or the filing of a petition in bankruptcy, which results in redemptions in excess of the threshold established by the Wrap Contracts.

Under certain conditions, the Wrap Issuer retains the right to terminate the contract at fair value. Reasons for termination include:

•	The Plan is disqualified by the Internal Revenue Service.

•	The Plan is terminated and its assets distributed to the participants.

•

The Income Fund ceases to meet its material obligations under the contract (such as a failure to comply with the investment guidelines or the addition of a competing investment option by a plan, etc.) and such breach is not cured within 30 days after notice.

•	The Income Fund assigns its interest in the contract without permission.

•	Upon investment manager termination, a new manager acceptable to the Wrap Issuers is not appointed within 30 days.

•	The Income Fund changes the underlying investment guidelines without the Wrap Issuer’s consent.

•	Investment discretion is granted to anyone except the manager or a sub-advisor appointed by the manager and this continues for 30 days after notice.

•	The Income Fund engages in fraud or deceit relating to the Wrap Contract.

•	The Income Fund makes any misrepresentation of material facts relating to the Wrap Contract.

•

A plan makes a participant communication designed to induce participants to make transfers into or out of the Wrap Contract that the Wrap Issuers determine will materially and adversely impact their obligations under the Wrap Contract.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

•	A plan makes certain Plan amendments or alterations in Plan administration that the Wrap Issuers reasonably determine will materially and adversely impact their obligations under the Wrap Contract.

The Plan administrator does not believe that the occurrence of any such event which would limit the Plan’s ability to transact at contract value with participants is probable.

The Wrap Contracts contain net withdrawal limits applicable solely to the Plan, whereby once net withdrawals exceed a certain threshold, the Wrap Contracts reserve the right to make benefit payments at fair or market value instead of contract value.

There is no guarantee as to the future financial condition of a Wrap Issuer. The Wrap Issuer’s ability to meet its contractual obligations under the respective Wrap Contracts may be affected by future economic and regulatory developments in the insurance industries.

Effective March 1, 2010, the Income Fund is managed by Invesco Advisors, Inc. The prior manager was Promark Investment Advisors. New contracts were entered into by the Xerox Corporation Savings Plan and the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Plans”) at the time of this transition whereby the Plans became the sole investors in the new contracts.

Effective February 1, 2011, the Plans entered into new Wrap Contracts. Individual contracts were executed with ING Life Insurance and Annuity Company, Pacific Life Insurance Company, Monumental Life Insurance Company and Prudential Insurance Company of America. Additional sub-advisors were also added to the Income Fund on February 1, 2011. The inclusion of a fourth wrap provider and additional underlying sub-advisors has allowed for the implementation of more conservative investment guidelines applicable to the Income Fund.

As stated in Note 12, Subsequent Events, effective May 30, 2012 the Income Fund was replaced with a Money Market Fund.

7.	Derivative Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives allowed by the Investment Policy Statement, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts, and interest rate and credit default swaps. When engaging in forward currency contracts, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. During the years ended December 31, 2011 and 2010, derivatives were used in both the defined benefit and defined contribution plans of the Master Trust.

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.

Forward Foreign Currency Exchange Contracts

Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.

Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2011 and 2010, the value of currencies under forward currency contracts represents less than 1% of total investments.

A summary of open forward currency contracts of the Master Trust at December 31, 2011 and 2010 is presented below:

	2011 (in thousands)			2010 (in thousands)
	Value Date	Notional Value	Unrealized App./ (Dep.)	Value Date	Notional Value	Unrealized App./ (Dep.)
Purchased:
Australian Dollar	11/22/11-12/16/11	$1,211	$39		$—	$—
Canadian Dollar	11/15/11	361	1		—	—
Euro	12/15/11-12/29/11	6,878	(46)	11/12/10-12/24/10	5,051	69
Hong Kong Dollar		—	—	12/16/10	621	1
Japanese Yen	12/01/11-12/16/11	6,261	57	11/15/10	2,768	63
Mexican Peso	10/25/11	2,190	(76)		—	—
Norwegian Kroner	11/08/11-12/16/11	529	(16)	11/8/2010	509	2
Pound Sterling	12/16/11-12/28/11	2,746	3	11/15/10-12/29/10	9,996	(134)
Singapore Dollar	12/16/11	717	3		—	—
Swiss Franc	12/16/11	482	—	11/15/10	446	24

		$21,375	$(35)		$19,391	$25

Sold:
Australian Dollar	11/08/11-12/28/11	$9,540	$(13)	11/08/10-11/15/10	$20,251	$(530)
Canadian Dollar	11/08/11-11/10/11	6,502	(6)	11/08/10-11/15/10	3,221	(48)
Danish Krone	11/08/11	3,980	239		—	—
Euro	11/08/11-12/28/11	89,538	5,369	11/08/10-11/15/10	101,491	3,520
Hong Kong Dollar	11/15/11	360	—	11/8/2010	3,583	11
Japanese Yen	11/08/11-11/22/11	46,150	(495)	11/08/10-12/24/10	49,338	(57)
N. Zealand Dollar		—	—	11/8/2010	651	1
Mexican Peso	12/15/11	2,106	14		—	—
Pound Sterling	11/08/11-11/15/11	51,711	1,709	11/08/10-11/12/10	51,940	1,540
Singapore Dollar	11/08/11	4,812	101	11/8/2010	5,466	(28)
Swedish Kroner	11/08/11-12/29/11	5,881	255	11/08/10-12/16/10	8,125	28
Swiss Franc	11/08/11	15,804	671	11/8/2010	19,352	(686)

		$236,384	$7,844		$263,418	$3,751

Future Contracts

The Master Trust used equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2011 and 2010, the unrealized gain/loss of future contracts represents less than 1% of total investments.

As of December 31, 2011 and 2010, U.S. Government Securities and Senior Loans with market value of $2,702,252 and $0, respectively, as well as cash balances of $209,227 and $45,229,000, respectively were pledged to cover margin requirements for open futures contracts.

A summary of open equity and fixed income futures of the Master Trust at December 31, 2011 and 2010 is presented below:

	2011 Contracts Long / (Short)	Notional Value (in thousands)	2010 Contracts Long / (Short)	Notional Value (in thousands)
S&P 500 Emini Index Future	—	$—	1,068	$66,910
90 day Eurodollar Future	513	127,098	—	—
US Treasury Notes 10 yr Future Long	102	13,375	120	14,453
US Treasury Notes 10 yr Future Short	(283)	(37,108)	—	—
US Treasury Notes 5 yr Future Long	158	19,475	(28)	(3,296)
US Treasury Notes 5 yr Future Short	(271)	(33,403)	—	—
US Treasury 2 yr Future Long	98	21,614	(8)	(1,751)
US Treasury 2 yr Future Short	(67)	(14,777)	—	—
US Treasury Bonds 30 yr Future	167	24,184	4,616	563,729
US Treasury Bonds Ultra Long Future	(60)	(9,611)	6,123	778,195

	357	$110,847	11,891	$1,418,240

Interest Rate and Credit Default Swap

The Master Trust may invest in interest rate swap contracts. The Master Trust uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts typically represent the exchange between the Master Trust and a counterparty of respective commitments to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts have a term coincident with the maturity date of the Master Trust, with settlement scheduled for the termination date of the contract.

During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Master Trust in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through valuation date. Swaps are marked to market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statement of Net Assets Available for Benefits. Periodic cash settlements on interest rate swaps are recorded as realized gains or losses. Interest rate swap contracts may include extended effective dates.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Entering into a swap contract involves, to varying degrees, elements of credit, market and/or interest rate risk in excess of the amounts reported in the Statement of Assets and Liabilities. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Master Trust enters into swap contracts with counterparties whose creditworthiness has been approved by the Company. The Master Trust bears the market risk arising from any change in index or security values or interest rates. Under certain circumstances, the Master Trust may be required to pledge collateral to or may receive collateral from swap counterparties.

The Master Trust’s International Swap and Derivatives Association Master Agreements (ISDA Agreements), which are separately negotiated with each counterparty, may contain provisions allowing, absent other considerations, a counterparty to exercise rights, to the extent not otherwise waived, against the Master Trust in the event the Master Trust’s net assets decline over a period of time by a predetermined percentage or decrease below a predetermined floor amount. The ISDA Agreements also contain certain provisions, absent other conditions, for the Master Trust to exercise rights, to the extent not otherwise waived, against counterparties, such as a decline in a counterparty’s credit rating below a specified level. Such rights for both the counterparty and the Master Trust often include the ability to terminate (i.e., close out) open contracts at prices which may favor the counterparty, which could have an adverse affect to the Master Trust. The ISDA Agreements with certain counterparties allow the Master Trust and counterparty to offset certain derivative instruments’ receivables or payables with collateral posted to a segregated custody account.

The following interest rate swap contracts were open at December 31, 2011:

Counterparty	Fixed payer	Fixed rate	Floating payer	Floating rate	Maturity date	Notional amount ($ thousands)	Premiums paid (received) ($ thousands)	Value ($ thousands)	Unrealized gain/(loss) ($ thousands)
Goldman Sachs	Goldman Sachs	2.81%	Xerox	3-Month USD LIBOR	9/8/2031	85,000	—	4,157	4,157
Goldman Sachs	Goldman Sachs	2.90%	Xerox	3-Month USD LIBOR	11/14/2041	75,250	1,850	4,660	2,810
Goldman Sachs	Goldman Sachs	2.17%	Xerox	3-Month USD LIBOR	9/8/2021	72,750	—	1,110	1,110
Deutsche Bank	Deutsche Bank	2.56%	Xerox	3-Month USD LIBOR	12/22/2031	52,000	—	660	660
Goldman Sachs	Goldman Sachs	2.59%	Xerox	3-Month USD LIBOR	10/6/2041	45,000	—	(149)	(149)
Credit Suisse	Credit Suisse	2.70%	Xerox	3-Month USD LIBOR	11/4/2031	16,750	—	533	533
Credit Suisse	Credit Suisse	3.19%	Xerox	3-Month USD LIBOR	8/19/2041	16,000	—	1,976	1,976
Deutsche Bank	Deutsche Bank	2.65%	Xerox	3-Month USD LIBOR	12/22/2041	13,400	—	139	139
Credit Suisse	Credit Suisse	2.17%	Xerox	3-Month USD LIBOR	11/4/2021	10,000	—	143	143
Deutsche Bank	Xerox	2.22%	Deutsche Bank	3-Month USD LIBOR	9/6/2021	10,000	—	(197)	(197)
Credit Suisse	Credit Suisse	2.81%	Xerox	3-Month USD LIBOR	11/4/2041	7,000	—	305	305

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

The following credit default swap contracts were open at December 31, 2011:

Counterparty	Fixed rate	Reference Obligation	Maturity date	Buy / Sell	Notional amount ($ thousands)	Premiums paid (received) ($ thousands)	Value ($ thousands)	Unrealized gain/(loss) ($ thousands)

Morgan Stanley	5.00%	Block Financial LLC	12/20/2016	Buy	1,100	7	7	—

Citi	1.00%	CDX.NA.IG.9	12/20/2017	Buy	6,200	130	54	(76)

Credit default swap contracts are agreements in which one party pays fixed periodic payments to a counterparty in consideration for a guarantee from the counterparty to make a specific payment should a specified negative credit event(s) take place. The Master Trust entered into credit default swap contracts to hedge the Master Trust’s exposure on a debt security that it owns or in lieu of selling such debt security.

As the purchaser of a credit default swap contract, the Master Trust purchases protection by paying a periodic interest rate on the notional amount to the counterparty. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized loss upon payment. If a credit event as specified in the contract occurs, the Master Trust may have the option either to deliver the reference obligation to the seller in exchange for a cash payment of its par amount, or to receive a net cash settlement equal to the par amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash delivered and the notional amount received will be recorded as a realized gain (loss).

As the seller of a credit default swap contract, the Master Trust sells protection to a buyer and will generally receive a periodic interest rate on the notional amount. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized gain upon receipt of the payment. If a credit event as specified in the contract occurs, the Master Trust may either be required to accept the reference obligation from the buyer in exchange for a cash payment of its notional amount, or to pay the buyer a net cash settlement equal to the notional amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash received and the notional amount paid will be recorded as a realized gain (loss). The maximum potential amount of undiscounted future payments the Master Trust could be required to make as the seller of protection under a credit default swap contract is equal to the notional amount of the reference obligation.

As a protection seller, the Master Trust bears the risk of loss from the credit events specified in the contract. Although specified events are contract specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. For credit default swap contracts on credit indices, quoted market prices and resulting market values serve as an indicator of the current status of the payment/performance risk. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the reference entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the contract. Credit default swap contracts are valued daily, and the change in value is recorded as unrealized appreciation (depreciation) until the termination of the swap, at which time a realized gain (loss) is recorded.

Credit default swap contracts can involve greater risks than if a plan had invested in the reference obligation directly since, in addition to general market risks, credit default swaps are subject to counterparty credit risk, leverage risk, hedging risk, correlation risk and liquidity risk. The Master Trust will enter into credit default swap transactions only with counterparties that meet certain standards of creditworthiness.

At December 31, 2011, the Master Trust had posted cash collateral of $150,000 to swap counterparties.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

The following swap contracts were open at December 31, 2010:

Counterparty	Fixed payer	Fixed rate	Floating payer	Floating rate	Maturity date	Notional amount ($ thousands)	Value ($ thousands)

Credit Suisse First Boston	Master Trust	4.26%	Credit Suisse	3-Month USD LIBOR	12/9/2039	43,000	(1,163)

Deutsche Bank	Deutsche Bank	4.55%	Master Trust	3-Month USD LIBOR	4/1/2040	15,000	1,165

In 2010, the Master Trust was in receipt of cash collateral of $1,210,000 from the broker and has posted $940,000 of cash collateral to the brokers.

Options Contracts

The Master Trust may purchase and sell put and call options on securities. The Master Trust uses options to manage against changes in the market value of the Master Trust’s investments, mitigate exposure to fluctuations in currency values, or interest rates, or protect the Master Trust’s unrealized gains. In addition, the Master Trust may use options to facilitate investment transactions by protecting the Master Trust against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.

Exchange-traded options are valued using the National Best Bid and Offer (“NBBO”) close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO Ask (for short positions) will be used to value the option contract. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes.

When the Master Trust writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Master Trust on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain / (loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.

Writing puts and buying calls may increase the Master Trust’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Master Trust’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Below is the summary of the purchased and written options contracts outstanding as of December 31, 2011:

Purchased options

(in thousands)

Description	Notional amount	Expiration date	Value

EAFE put option	$4,075	3/17/2012	$815
EAFE put option	5,208	9/22/2012	6,641
SPX put option	1,033	9/22/2012	19,424
SPX put option	1,115	3/17/2012	2,420

			$29,300

Written options

(in thousands)

Description	Notional amount	Expiration date	Value

EAFE put option	$(1,875)	9/22/2012	$(1,275)
SPX put option	(551)	3/17/2012	(358)
SPX put option	(388)	9/22/2012	(4,346)
IRO put option	(29,000)	7/15/2013	(40)
Eurodollar future put option	(833)	6/18/2012	(285)

			$(6,304)

In 2011, total premiums received were $17,488,609.

Below is the summary of the purchased and written options contracts outstanding as of December 31, 2010:

Purchased options

(in thousands)

Description	Notional amount	Expiration date	Value

EAFE put option	$104,718	12/31/2011	$4,227
RUT put option	15,862	12/31/2011	520
SPX put option	116,245	12/31/2011	3,136

			$7,883

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Written options

(in thousands)

Description	Notional amount	Expiration date	Value

EAFE call option	$153,997	12/31/2011	$(7,622)
EAFE put option	92,952	12/31/2011	(2,662)
RUT put option	12,615	12/31/2011	(228)
RUT call option	23,327	12/31/2011	(3,198)
SPX put option	105,304	12/31/2011	(2,089)
SPX call option	170,949	12/31/2011	(8,571)

			$(24,370)

In 2010, total premiums received were $13,393,848.

During the year ended December 31, 2011, the Master Trust used purchased and written options to protect the portfolio from adverse movements in securities prices and enhance return.

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2011:

Fair Value of Asset and Liability Derivative Contracts at December 31, 2011

(in thousands)

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total

Assets:
Unrealized gain on futures contracts *	$1,829	$—	$—	$1,829
Purchased options	29,300	—	—	29,300
Unrealized gain on foreign exchange contracts	—	8,461	—	8,461
Unrealized gain on open swap contracts	—	—	11,833	11,833

	$31,129	$8,461	$11,833	$51,423

Liabilities:
Unrealized loss on futures contracts *	$657	$—	$—	$657
Options written at value	6,304	—	—	6,304
Unrealized loss on foreign exchange contracts		652		652
Unrealized loss on open swap contracts	—	—	422	422

	$6,961	$652	$422	$8,035

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2010:

Fair Value of Asset and Liability Derivative Contracts at December 31, 2010

(in thousands)

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate	Total

Assets:
Unrealized gain on futures contracts *	$857	$—	$2,032	$2,889
Purchased options	7,883	—	—	7,883
Unrealized gain on foreign exchange contracts	—	3,776	—	3,776
Unrealized gain on open swap contracts	—	—	1,165	1,165

	$8,740	$3,776	$3,197	$15,713

Liabilities:
Unrealized loss on futures contracts *	$32,313	$—	$5,461	$37,774
Options written at value	24,370	—	—	24,370
Unrealized loss on open swap contracts	—	—	1,163	1,163

	$56,683	$—	$6,624	$63,307

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2011:

(in thousands)

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)

Futures contracts	$14,326
Foreign currency transactions	2,388
Options contracts	(26,834)
Swap contracts	128,104

$117,984

During the year ended December 31, 2011, the average notional value of futures contracts purchased was $334,778,457 and the average notional value of futures contracts sold was $80,851,328. The average notional value of purchased options contracts was $29,211,033 and the average notional value of written options contracts was $21,375,281. The average notional value of interest rate swap contracts was $380,695,318 and the average notional value of credit default swap contracts was $85,590,000. The average notional value of forward foreign currency exchange contracts was $230,225,603.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2010:

(in thousands)

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)

Futures contracts	$34,114
Foreign currency contracts	(4,948)
Options contracts	(15,011)
Swap contracts	(3,415)

$10,740

During the year ended December 31, 2010, the average notional value of futures contracts was $1,407,648,159. The average notional value of futures contracts sold was $42,900,080. The average notional value of purchased options contracts was $34,015,338 and written options contracts was $42,088,665. The average notional value of interest rate swap contracts was $43,000,000 and $9,000,000 for contracts where the Master Trust receives and pays fixed rate, respectively. The average notional value of forward foreign currency exchange contracts was $282,194,415.

8.	Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral, if any, is invested in the State Street Quality A Short Term Investment Fund.

9.	Related Party Transactions

The Plan, along with the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards , invest in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2011, the Plans purchased common shares in the Fund in the approximate amount of $27,160,000, sold common shares in the Fund in the approximate amount of $27,862,000, and had net depreciation in the Fund of approximately $51,876,000. The total value of the Plans’ investment in the Fund was approximately $123,761,000 and $176,339,000 at December 31, 2011 and 2010, respectively. During 2011, dividends paid on Xerox Corporation common shares amounted to $2,570,000. These transactions, as well as participant loans, qualify as party-in-interest transactions. Furthermore, the Plan pays administrative expenses related to salaries of Xerox employees responsible for plan administration. In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plans, the Xerox Corporation Retirement Income Guarantee Plan (“RIGP”) and the Xerox Corporation Employee Stock Ownership Plan (“ESOP”), and these transactions qualify as party-in-interest. During the year ended December 31, 2011 there was one transfer of $289,000 from the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards to the Plan.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2011 and 2010

10.	Commitments and Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

The Master Trust is committed to invest $861,336,602 in certain private equity and real estate funds, of which $787,500,920 has been contributed as of December 31, 2011.

11.	Litigation

Carlson v. Xerox Corporation, et al.

The Plan is a member of the plaintiff class in a consolidated securities law action (consisting of 21 cases) that was pending in the United States District Court for the District of Connecticut against the Company, KPMG and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and Philip Fishbach. Plaintiffs purported to bring this case as a class action on behalf of a class consisting of all persons and/or entities, including the Plan, who purchased Xerox common stock and/or bonds during the period between February 17, 1998 through June 28, 2002 and who were purportedly damaged thereby (“Class”). Two claims were asserted: one alleging that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 1934 Act and SEC Rule 10b-5 there under; and the other alleging that the individual defendants are also liable as “controlling persons” of the Company pursuant to Section 20(a) of the 1934 Act. On January 15, 2009, the Court entered an order and final judgment approving the settlement, awarding attorneys’ fees and expenses, and dismissing the action with prejudice.

In December, 2009, the Master Trust received $29.4 million relating to its portion of the settlement to be allocated between the participating plans in the Master Trust. The distribution of the settlement was completed in January, 2010.

On February 29, 2012, lead plaintiffs filed an unopposed motion seeking the Court’s approval for a re-distribution of residual class settlement funds, less costs of administration. The Court has not yet ruled on plaintiffs’ motion.

12.	Subsequent Events

Effective May 30, 2012 the following changes were made to the Plan:

•	The Income Fund was replaced with a Money Market Fund.

•	An Active Short Term Bond option was added to the investment options.

•	An Active Global Bond Fund was added to the investment options.

Effective January 1, 2013, the Company will provide an increased matching contribution of 4% (100% up to 4% of eligible pay that is saved in the plan). This new match will be applicable to all employees eligible to participate in the 401(k) Plan (including both RIGP and non RIGP eligible), regardless of hire date.

Effective January 1, 2013 there will be a change to the Plan’s record keeper from Aon Hewitt to Xerox Services.

Xerox Corporation Savings Plan

Supplemental Schedule

Schedule H, Part IV, Item 4i – Schedule of Assets (Held at End of Year)

December 31, 2011 and 2010

(in thousands)

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost	Current Value

* Investment interest in Master Trust	See Note 4	**	$4,180,385

* Participant loans	Loans to plan participants, maturity dates through 2025, interest rates on outstanding loans from 4.25% to 9.25%, per annum		69,936

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts			(24,222)

			$4,226,099

*	Party-in-interest.
**	Cost is omitted for participant-directed investments.